Exhibit 2


                  AGREEMENT AND PLAN OF MERGER

                          BY AND AMONG

                  LOUIS FRIEDMAN AND PAUL MARKS
                         (SHAREHOLDERS)

                  GOMAR MANUFACTURING CO., INC.

                               AND

                        ALLIEDSIGNAL INC.

                              DATED

                          JULY 27, 1997

                        TABLE OF CONTENTS
                                                                      Page

ARTICLE I - DEFINITIONS                                                 2
ARTICLE II - THE MERGER AND THE EXCHANGE OF SHARES                      9
2.1  THE MERGER                                                         9
2.2  EFFECT OF THE MERGER                                               9
2.3  CERTIFICATE OF INCORPORATION AND RELATED MATTERS                  10
2.4  EFFECTIVE TIME AND CLOSING                                        10
2.5  CONVERSION OF THE COMPANY STOCK                                   11
2.6  INITIAL ESCROW                                                    14
2.7  CALCULATION OF NET WORKING CAPITAL AND DISTRIBUTION OR
     RETURN OF ALLIED COMMON SHARES                                    14
ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY            17
3.1 ORGANIZATION                                                       17
3.2. TITLE TO THE SHARES                                               18
3.3 AUTHORITY                                                          18
3.4 NO BREACH                                                          18
3.5 CONSENTS AND APPROVALS                                             19
3.6 ACQUISITION OF ALLIED COMMON STOCK                                 19
3.7 CAPITALIZATION                                                     20
3.8 FINANCIAL STATEMENTS                                               21
3.9 NET WORTH                                                          21
3.10 ABSENCE OF CERTAIN CHANGES                                        21
3.11 ABSENCE OF UNDISCLOSED LIABILITIES                                22
3.12 COMPLIANCE WITH LAW                                               22
3.13 ENVIRONMENTAL HEALTH AND SAFETY                                   22
3.14 EMPLOYEE BENEFIT PLANS                                            23
3.15 LABOR AND EMPLOYMENT MATTERS                                      26
3.16 TAX MATTERS                                                       27
3.17 INTELLECTUAL PROPERTY                                             28
3.18 MATERIAL AGREEMENTS                                               29
3.19 ASSETS                                                            29
3.20 INSURANCE                                                         30
3.21 LITIGATION AND PRODUCT TERMS                                      30
3.22 INVENTORY                                                         31
3.23 CUSTOMERS                                                         31
3.24 SUPPLIERS                                                         31
3.25. BROKERS AND FINDERS                                              31
3.26.  NO OTHER REPRESENTATIONS OR WARRANTIES                          31
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER                   32
4.1 ORGANIZATION AND AUTHORITY                                         32
4.2 ALLIED COMMON STOCK                                                33
4.3 NO BREACH                                                          33
4.4 CONSENTS AND APPROVALS                                             33
4.5 SEC REPORTS; FINANCIAL STATEMENTS                                  33
4.6 BROKERS AND FINDERS                                                34
4.7  NO RELIANCE                                                       34
ARTICLE V - CERTAIN COVENANTS                                          34
5.1 CONDUCT OF BUSINESS OF THE COMPANY                                 35
5.2 UPDATED SCHEDULES                                                  37
5.3 PUBLIC ANNOUNCEMENTS                                               37
5.4 CONSENTS                                                           38
5.5 HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT                       38
5.6 INDUSTRIAL SITE RECOVERY ACT                                       38
5.7 FURTHER ASSURANCES                                                 42
5.8 PROVISION OF RECORDS; RECORDS RETENTION                            42
5.9 EMPLOYEE MATTERS                                                   43
5.10 REGISTRATION OF BUYER'S COMMON STOCK                              46
5.11 RESIGNATIONS                                                      47
5.12  RISK OF LOSS                                                     47
5.13 DISTRIBUTIONS TO SHAREHOLDERS OF CASH AND MARKETABLE
SECURITIES; BANK INDEBTEDNESS                                          47
5.14.  CONSENTS; COOPERATION                                           48
5.15.  ADDITIONAL AGREEMENT                                            49
5.16.  NOTIFICATION OF CERTAIN MATTERS                                 49
5.17.  ACTIONS TO PRESERVE TAX-FREE REORGANIZATION TREATMENT           50
ARTICLE VI - INDEMNIFICATION                                           50
6.1 INDEMNIFICATION BY SHAREHOLDERS                                    50
6.2 INDEMNIFICATION BY BUYER.                                          53
6.3 INDEMNIFICATION PROCEDURE.                                         55
6.4 CLAIMS BY THIRD PARTIES                                            55
6.5 PROCEDURES WITH RESPECT TO INDEMNIFIED LOSSES OF SHAREHOLDERS      58
ARTICLE VII - CONDITIONS TO CLOSING                                    59
7.1 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY, THE
    SHAREHOLDERS AND ALLIED                                            59
7.2 CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDERS                  60
7.3 CONDITIONS TO OBLIGATIONS OF ALLIED                                61
ARTICLE VIII - TERMINATION                                             62
8.1 TERMINATION                                                        62
8.2.  EFFECT OF TERMINATION                                            63
ARTICLE IX - MISCELLANEOUS                                             64
9.1 ENTIRE AGREEMENT                                                   64
9.2 NOTICES                                                            64
9.3 GOVERNING LAW                                                      65
9.4 DISPUTES                                                           66
9.5 DESCRIPTIVE HEADINGS                                               66
9.6 PARTIES IN INTEREST                                                66
9.7 COUNTERPARTS                                                       67
9.8 EXPENSES                                                           67
9.9 BINDING EFFECT; ASSIGNMENT                                         67
9.10 AMENDMENT                                                         67
9.11 EXTENSION; WAIVER                                                 67


                            SCHEDULES

3.1            Organization
3.2            Title to Shares and Encumbrance
3.4            No Breach
3.5            Consents and Approvals
3.7            Agreements Effecting the Voting of the Capital
               Stock of the Company
3.8            Financial Statements
3.11           Undisclosed Liabilities
3.13           Environmental Health and Safety
3.14           Employee Benefit Plan
3.14(b)        Changes to Existing Plans and Adoptions of New Plans
3.15           Labor and Employment Matters
3.16           Tax Matters
3.17           Intellectual Property
3.18           Material Agreements
3.19           Assets
3.20           Insurance
3.21           Litigation; Warranty Claims; Product Liability
3.22           Consignment Inventory
3.23           Customers
3.24           Suppliers
5.1            Exception to Post-Signing Covenants
5.9            Employee Matters
5.9(d)         Stay-On Bonuses
6.1            Third Party Claims

                            EXHIBITS

Exhibit A Escrow Agreement
Exhibit B Louis Friedman Retention Agreement
Exhibit C Form of Opinion of Counsel for Company
Exhibit D Form of Opinion of Counsel for Allied
Exhibit E Registration Rights Agreement
Exhibit F Howard Friedman Confidentiality, Non-Compete and Non-
          Disparagement Agreement


                  AGREEMENT AND PLAN OF MERGER
                  -----------------------------

     This Agreement and Plan of Merger (this "Agreement"), dated as of the 27th day of July, 1997, is made by and among Gomar Manufacturing Co., Inc., a New Jersey corporation (the "Company"), Paul Marks ("Marks"), whose address is 175 Forest Road, West Orange, New Jersey 07052, Louis Friedman ("Friedman"), whose address is 35 Templar Drive, Watchung, New Jersey 07060 (Marks and Friedman together, the "Shareholders"), and AlliedSignal Inc., a Delaware corporation ("Allied").

                            RECITALS

     WHEREAS, the Company is in the business of developing, manufacturing and selling converted specialty films used in packaging, industrial and miscellaneous other applications (the
"Business"); and

     WHEREAS, Shareholders are the sole owners of all of the outstanding capital stock of the Company; and

     WHEREAS, Allied and the Company desire to adopt a plan of reorganization within the meaning of Section 368(a)(1)(A) of the Code, pursuant to which the Shareholders will receive shares of Allied Common Stock in a merger; and

     WHEREAS, Allied and the Company deem it advisable that the Company be merged with and into Allied, with Allied as the surviving corporation pursuant to this Agreement and in accordance with the applicable statutes of the State of Delaware and the State of New Jersey (the "Merger"); and

     WHEREAS, the Company is an "S" corporation for purposes of the Code and prior to the Merger the Company will distribute to the Shareholders an amount equal to the accumulated adjustments account of the Company (the "AAA Account") as defined in the Code;

     NOW, THEREFORE, in consideration of the foregoing and the covenants, representations, warranties and agreements set forth below, the parties hereto agree as follows:

                            ARTICLE I
                           DEFINITIONS

     In this Agreement (including the recitals), except as the context otherwise requires, the following capitalized terms shall have the following meanings:

     "Affiliate" means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.
     "Agreement" means this agreement including all recitals, exhibits and the Disclosure Schedules relating hereto.
     "Allied Common Stock" means common stock, $1.00 par value per share, of Allied.
     "Arbiter" means a nationally recognized accounting firm mutually agreeable to Buyer and Shareholders.
     "Business" has the meaning set forth in the Recital. "Business Day" means any day which is not a Saturday, Sunday or any other day on which banks in the States of New York or New Jersey are authorized or required by law to close.
     "Buyer" means Allied.
     "Closing" and "Closing Date" have the meanings set forth in
Section 2.4.
     "Code" means the Internal Revenue Code of 1986, as amended at any time and from time to time.
     "Company Agreement" means any mortgage, indenture, note, agreement, contract, lease, license, franchise, obligation, instrument or other commitment, arrangement or understanding of any kind, to which the Company is a party or by which the Company or any of its property may be bound or affected.
     "Company Common Stock" has the meaning set forth in Section
2.5.
     "Confidentiality Agreement" means the Non-Disclosure Agreement between Buyer and the Company dated March 5, 1997.
     "Current Assets" means solely trade accounts receivable, employee advances, prepaid expenses and inventories of the Company, less any reserves for doubtful accounts and for obsolete, impaired or slow moving inventories. Current Assets excludes cash equivalents, short-term investments and marketable securities.
     "Current Liabilities" means solely trade accounts payable, income taxes due by the Company, other accrued liabilities and prepayments made by customers on purchases of the Company's Products. Current liabilities include accruals necessary under GAAP for all Taxes. Current liabilities shall exclude the principal amount of any indebtedness of the Company for borrowed money.
     "Disclosure Schedules" means the Company's disclosure schedules delivered by the Company to the Buyer.
     "Dispute Notice" has the meaning set forth in Section 2.7. "Environmental Damage" means all claims, judgments, damages, losses, penalties, fines, liabilities, costs and reasonable expenses of investigation and defense of any claim, whether or not such claim is ultimately successful, which are incurred as a result of the existence of Hazardous Material upon, about, or beneath any of the Company's properties or which are migrating or threatening to migrate from any such property, or the existence of a violation of Environmental Requirements pertaining to any such property.
     "Environmental Requirements" means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans or authorizations of all governmental agencies or instrumentalities, and all applicable judicial and administrative and regulatory decrees, judgments and orders, in each case relating to the protection of the environment, human health, and safety of employees or the public; including, but not limited to, the Occupational Safety and Health Act, Toxic Substances Control Act, Resource Conservation and Recovery Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, and similar foreign, state or local laws and regulations, all as enacted or amended from time to time up to the date of Closing.
     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
     "Escrow Agent" means the agent selected by mutual agreement of the parties prior to Closing to perform the duties of the Escrow Agent under Section 2.6 hereof.
     "Escrowed Initial Shares" has the meaning set forth in
Section 2.6.
     "Escrow Market Value" means the Closing Price of Allied Common Stock on the New York Stock Exchange as published in The Wall Street Journal for the second business day prior to the date of payment from the Escrow Agent of amounts due under the escrow to Allied.
     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     "Financial Statements" has the meaning set forth in Section
3.8.
     "GAAP" means United States generally accepted accounting principles.
     "Hazardous Material" means any chemical substance: (i) the presence of which requires investigation or remediation under any Environmental Requirements, or (ii) which is defined as a "hazardous waste" or "hazardous substance" under any federal, state or local statute, regulation or ordinance as in existence up to the date of Closing or (iii) which is on or before the Closing generally recognized to be toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any governmental authority, or instrumentality of the United States or any state or any political subdivision thereof; or (iv) the presence of which on any property of the Company at or before the Closing is generally recognized to cause or threaten to cause a nuisance upon such property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about any such property, or (v) the presence of which on adjacent properties would constitute under law existing at the Closing a trespass by the Company.
     "HIPAA" means the Health Insurance Portability and Accountability Act of 1996.
     "Insider" means, with respect to the Company, any Shareholder or any Affiliate of such person.
     "Intellectual Property" has the meaning set forth in Section
3.17.
     "Knowledge of the Company or Knowledge of the Shareholders," or words of similar import, means actual knowledge of either of the Shareholders but not of any other person.
     "Liability" means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, secured or unsecured, insured or uninsured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, fixed or otherwise and whether or not GAAP requires that the same be reflected on financial statements, and shall include, without limitation, any debt, claim, judgment, litigation, proceeding, damage (including, without limitation, actual, punitive, and consequential damages), loss, penalty, fine, Tax, levy, impost, duty, deficiency, assessment, charge, penalty, strict liability in tort, civil or criminal violation of applicable law, Lien, cost of defending any claim, amount or cost of any judgment or good faith settlement, cost of any repair, recall, rework or replacement, and other costs, fees and expenses, including without limitation accounting, reasonable legal and similar fees and expenses.
     "Lien" means, with respect to any asset (including, without limitation, any security), any mortgage, lien, pledge, charge, security interest, encumbrance or similar restriction or limitation.
     "Losses" means, in respect of Buyer or Shareholders, any and all losses, liabilities, claims and reasonable expenses of defense thereof (including, without limitation, fees and disbursements of counsel, but excluding compensation paid to employees of Buyer or Shareholders or their respective Affiliates, as the case may be, in connection with such defense), Liens or other obligations of any nature whatsoever.
     "Material Adverse Effect" means any material adverse change or effect on the business, operations, assets, financial condition, properties or results of operations of the Company taken as a whole.
     "Material Agreement" means each Company Agreement that is material to the business, operations, assets or financial condition of the Company, including, without regard to materiality, each of the following Company Agreements:
          (a) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to borrowing of money by the Company in excess of $100,000;
          (b) any guaranty by the Company of any obligation of a third party for borrowed money, excluding endorsements made for collection in the ordinary course of business;
          (c) any obligation to sell or to register the sale of any of the Company Common Stock or other securities of the Company;
          (d) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the businesses of any other Person;
          (e) any collective bargaining agreement with any labor union;
          (f) any lease or similar arrangement for the use by the Company of personal property involving payments in excess of $100,000 per annum;
          (g) any Company Agreement to which any Insider is a party;
          (h) any Company Agreement providing for aggregate payments in excess of $100,000 per annum after the Closing that is not terminable by the Company on less than 180 days' notice without penalty;
          (i) any Company Agreement containing non-competition covenants binding on the Company;
          (j) any partnership, joint venture or similar agreement to which the Company is a party; and
          (k)  any employment contracts, arrangements,
commitments or understandings of any kind with any officer, director, employee or consultant of the Company which may not be terminated by the Company without penalty upon not more than 90 days' notice, pursuant to which payments may be required to be made following the Closing.
     "Net Working Capital" means Current Assets minus Current
Liabilities.
     "Person" means and includes an individual, corporation, partnership (limited or general), joint venture, association, trust, any other unincorporated organization or entity and a governmental entity or any department or agency thereto.
     "Products" means converted specialty films of the type sold or developed by the Company prior to the Closing Date, and any material whose design is directly derived therefrom.
     "Reference Balance Sheet" means the balance sheet of the Company as of April 30, 1997, (including the notes and explanations thereto) included in this Agreement as part of the Financial Statements.
     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
     "Shares" means the Company Common Stock as defined in
Section 2.5.
     "Share Encumbrance" with respect to any security, means any option, voting trust arrangement, right of first refusal, transfer restriction under any Shareholders or similar agreement, or any other agreement, arrangement, commitment or understanding restricting or otherwise relating to voting rights, dividend rights or disposition of Shares.
     "Tax or Taxes" has the meaning set forth in Section 3.16. "Trading Day" means any day on which the New York Stock
Exchange is open for business and Allied Common Stock is traded thereon.

                           ARTICLE II
              THE MERGER AND THE EXCHANGE OF SHARES

     2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), the Company shall be merged with and into Allied (the "Merger") in accordance with the Delaware General Corporation Law (the "DGCL") and the New Jersey Business Corporation Act (the "NJBCA") and Allied shall be the surviving corporation (the "Surviving Corporation").

     2.2 Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of Allied and the Company and thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Allied and the Company shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Allied and the Company and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of Allied and the Company in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Allied or the Company is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against either of Allied or the Company if the Merger had not occurred.

     2.3 Certificate of Incorporation and Related Matters. The certificate of incorporation of Allied at the Effective Time shall be the certificate of incorporation of the Surviving Corporation and shall not otherwise be amended by this Agreement or the Merger but thereafter may be amended as provided by law. At the Effective Time, the By-laws of Allied shall be the By-laws of the Surviving Corporation until otherwise amended as provided by law, the directors of the Surviving Corporation shall be the directors of Allied, and the officers of the Surviving Corporation shall be the officers of Allied.

     2.4 Effective Time and Closing. The Merger shall become effective (and be consummated) upon the later of the filing of certificates of merger, in form and substance satisfactory to Allied and the Company, with the Secretary of State of the State of New Jersey (the "New Jersey Certificate of Merger") and with the Secretary of State of the State of Delaware (the "Delaware
Certificate of Merger"). The term "Effective Time" shall mean the close of business on the first day when the certificates of merger in both New Jersey and Delaware have been so filed. A closing (the "Closing") shall take place prior to the Effective
Time at a time and on a date mutually agreeable and as soon as practicable (but in any event within five business days) following the receipt of all necessary regulatory and governmental consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in
Article VII hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) (the "Closing Date"), at the offices of Pitney, Hardin, Kipp & Szuch, or at such other place, time or date as Allied and the Company may mutually agree upon. Immediately following the Closing, the New Jersey Certificate of Merger shall be filed with the New Jersey Secretary of State and the Delaware
Certificate of Merger shall be filed with the Delaware Secretary of State.

     2.5 Conversion of the Company Stock. Each share of common stock, no par value, of the Company (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (including fractional shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as follows:

          (a) Aggregate Merger Number. Subject to the provisions of this Section 2.5, all of the shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time into the right to receive in the aggregate the number of shares (the "Aggregate Merger Number") of Allied Common Stock, determined as follows. The Aggregate Merger Number shall be determined by dividing (i) $43,000,000 minus the principal amount and accrued interest thereon after July 31, 1997 of any Bank Indebtedness (as defined in Section 5.13(b) except that the Bank Indebtedness shall be deemed increased to the extent that the Company uses cash flow generated after July 31, 1997 to fund Shareholder distributions) existing as of the Closing Date; by (ii) the Final Per Share Price. The "Final Per Share Price" means the lesser of
(x) the Average Closing Price (as hereafter defined) or (y) the Closing Price on the second Trading Day immediately preceding the Closing Date. The Average Closing Price of Allied Common Stock means the average of all of the Closing Prices of Allied Common Stock during the first 30 of the 32 consecutive Trading Days immediately preceding the Closing Date. The "Closing Price" means the closing price of Allied Common Stock on the New York Stock Exchange as published in The Wall Street Journal.

          (b) Adjustment of Aggregate Merger Number Due to Net Working Capital Changes. The Aggregate Merger Number shall be increased or decreased in accordance with this section. For purposes of this section, Net Working Capital shall be calculated in accordance with Section 2.7 below.
               Either (i) If Net Working Capital on the Closing Statement as of July 31, 1997 exceeds Net Working Capital as of April 30, 1997, the Aggregate Merger Number shall be increased by the number calculated by dividing the amount of such excess by the Final Per Share Price;
               Or  (ii)   If the Net Working Capital on the
     Closing Statement as of July 31, 1997 is less than the Net Working Capital as of April 30, 1997, the Aggregate Merger Number shall be decreased by the number calculated by dividing the amount of such excess by the Final Per Share Price.
               And  (iii)   The Aggregate Merger Number shall be
     increased by the number calculated by dividing the amount of the Cash Capital Expenditures (as defined in Section 2.7 below) paid by the Company between April 30, 1997 and the Closing Statement as of July 31, 1997, by the Final Per Share Price.

          (c) Allocation of Aggregate Merger Number; No Fractional Shares. The shares of Company Common Stock of each Shareholder issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time into the right to receive a number of shares of Allied Common Stock, determined by multiplying the Aggregate Merger Number (as adjusted) by a quotient, the numerator of which is the number of issued and outstanding shares of Company Common Stock held by such Shareholder and the denominator of which is the total issued and outstanding shares of Company Common Stock as set forth on
Schedule 3.2 hereof as adjusted for additional shares of the Company Common Stock issued to the Shareholders after the date hereof through the Closing. No fractional shares of Allied Common Stock shall be issued to either Shareholder hereunder.
The number of shares to which such holder is entitled shall be rounded to the nearest whole number.

          (d) Cash Dividends on Allied Common Stock if the Record Date is Before the Closing Date; Adjustments for Capital Changes. If the Closing Date falls after a record date for cash dividends or other payments or distributions on Allied Common Stock, but before the payment date, the Shareholders shall be entitled to be paid such cash dividends or other payments or distributions on Allied Common Stock. The Aggregate Merger Number and the calculations of the Final Per Share Price shall be approximately adjusted to take into account any capital changes in Allied Common Stock, such as stock splits, stock dividends, reorganizations, mergers, or consolidations which are effected between the Trading Day used for the calculation of the Average Closing Price and the Closing Date.

          (e) Cancellation of the Company Certificates. After the Effective Time, all shares of the Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist. The Shareholders as holders of shares of the Company Common Stock shall cease to have any rights with respect to such shares of the Company Common Stock and shall be entitled to receive certificates evidencing shares of Allied Common Stock issued pursuant to this Article II. The shares of Allied Common Stock outstanding prior to the Merger shall be unaffected by the Merger.

     2.6  Initial Escrow.   At the Effective Time, Allied shall
deliver to the Escrow Agent from the shares issued under Section 2.5(a), a number of shares of Allied Common Stock having a Market Value measured by the Final Closing Price equal to $2,000,000 (the "Escrowed Initial Shares"). The Escrowed Initial Shares shall be held in escrow pursuant to the terms of the escrow agreement, attached as Exhibit A (the "Escrow Agreement"), for a period of three years after the Closing (and thereafter a sufficient number of shares shall continue to be held until any claims made by Allied within the three year period pursuant to the provisions of Article VI are resolved) (the "Escrow Period") and (a) shall serve as the source for the indemnification and other obligations of the Shareholders contained in Article VI (which obligations shall be charged against the Escrowed Shares based upon the Escrow Market Value at the time the Escrowed Shares are withdrawn), and (b) shall be subject to return to Allied to the extent that the Shareholders are entitled to a lesser number of shares of Allied Common Stock pursuant to the provisions of Section 2.5 and 2.7. After conclusion of the Escrow Period, any Escrowed Initial Shares then remaining in escrow shall be delivered to the Shareholders as allocated under
Section 2.5(c).

     2.7  Calculation of Net Working Capital and Distribution or
Return of Allied Common Shares.

          (a) At or before the Closing, the Buyers and the Shareholders shall mutually agree upon a statement of the payments made on a cash basis by the Company for or related to the installation of property, plant and equipment between the close of business as of April 30, 1997 and 11:59 p.m. July 31, 1997 (the "Cash Capital Expenditures"). On or as soon as practical after August 1, 1997, employees or agents of the Company and Buyer shall jointly conduct a physical inventory (of inventory) as of 11:59 p.m. July 31, 1997. Within sixty (60) days after the Closing Date, Buyer, in consultation with Friedman and his agents, shall prepare and deliver to Shareholders a statement of Net Working Capital as of 11:59 p.m. July 31, 1997, setting forth in detail all items of Net Working Capital (collectively, the "Closing Statement"). The Closing Statement shall be prepared in accordance with GAAP and in accordance with the accounting practices and policies of the Company, consistently applied as set forth on the Reference Balance Sheet (except that the Closing Statement shall use the results of the joint physical inventory) and otherwise consistent with the calculation of Net Working Capital from the Reference Balance Sheet and shall be adjusted to account for certain transaction related expenses which were not accrued as of July 31, 1997 but are thereafter paid before Closing in accordance with 5.1 (o).
If Shareholders are in disagreement with the Closing Statement, Friedman shall notify Buyer of such disagreement, within thirty
(30) days of their receipt of the Closing Statement, setting forth each item of disagreement, including the dollar amount for each item of disagreement and the reasons therefor (the "Dispute Notice"). Upon receipt of such Dispute Notice, Shareholders and Buyer shall attempt in good faith to resolve such disagreement. If either Shareholders or Buyer is dissatisfied with the progress being made towards a resolution, such party may, by notice to the other, refer the disagreement to the Arbiter. Not later than thirty (30) days after the engagement of the Arbiter (as evidenced by the date of its written acceptance by facsimile or as otherwise designated by the Arbiter to both Buyer and Shareholders), Buyer and Shareholders shall submit simultaneous briefs to the Arbiter (with a copy to the other party) setting forth their respective positions regarding the issues in dispute, and not later than fifteen (15) days after the submittal of such briefs Buyer and Shareholders shall submit simultaneous reply briefs (with a copy to the other). If additional briefing, a hearing, or other information is required by the Arbiter, the Arbiter shall give notice thereof to Buyer and Shareholders as soon as practicable, and Buyer and Shareholders shall promptly respond with a view to minimize any delay in the decision. The Arbiter shall make a determination with respect to the disputes so submitted and the same shall be conclusive and binding upon the parties hereto; provided, however, that in no event shall the Arbiter determine an amount that is outside of the range of the amounts submitted by Buyer and Shareholders. Such determination shall be final and binding on the Buyer and the Shareholders.
The fees and expenses of the Arbiter shall be shared equally by the Shareholders and Buyer.

          (b) If the Aggregate Merger Number is increased pursuant to Section 2.5(b), Buyer shall, within five business days after the Closing Statement becomes final, pay to the Shareholders, the additional shares of Allied Common Stock due under Section 2.5(b). If the Aggregate Merger Number is decreased pursuant to Section 2.5(b), within five business days after the Closing Statement becomes final, a number of Escrowed Initial Shares equal to the number of shares reflecting the applicable amount of such decrease shall be released from Escrow and returned to the Buyer for cancellation. If the Final Per Share Price of all remaining Escrowed Initial Shares is less than $2,000,000 after such adjustments, the Shareholders shall within five business days after the Closing Statement becomes final deposit with the Escrow Agent under the Escrow Agreement a number of shares of Allied Common Stock so that, based upon the Final Per Share Price, the Escrow Agent has shares with a value of $2,000,000.

     2.8 Accounting Date. The effective date for Buyer to account for the Merger shall be August 1, 1997 (the "Accounting Date"). From the Accounting Date to the Closing, any cash generated by the Company or funding requirements of the Company, except with respect to the Bank Indebtedness set forth in Section
5.13 below, shall accrue to Buyer's account.

                           ARTICLE III
                 REPRESENTATIONS AND WARRANTIES
                         OF THE COMPANY

     The Company and the Shareholders hereby represent and warrant to Allied as follows:

     3.1  Organization.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Attached hereto as Schedule
3.1 are accurate and complete copies of the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof.

          (b) Except as set forth on Schedule 3.1, the Company owns no capital stock, partnership interests, limited liability company interests or other equity interests in any Person.

          (c) The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

     3.2. Title to the Shares. Schedule 3.2 sets forth the number of shares of Company Common Stock owned by each Shareholders on the date hereof, which number may be increased as a result of the Shareholders' contributions required by Section 5.8(e). The Shareholders have good and marketable title to the Company Common Stock, free and clear of any Lien or Share Encumbrance, except as set forth on Schedule 3.2.

     3.3 Authority. The Company and the Shareholders have the full right, power and authority to execute, enter into and deliver this Agreement and to consummate the transactions contemplated hereby. Except for filings required under the HSR Act, consents or approvals required under ISRA or under any other Environmental Requirement, or consents or approvals disclosed in
Schedule 3.5, all necessary action, corporate or otherwise, required to have been taken by or on behalf of the Company to authorize (i) the approval, execution and delivery on behalf of the Company of this Agreement, and (ii) the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby has been taken. Upon execution and delivery of this Agreement by the Company and the Shareholders, this Agreement shall constitute a valid and binding agreement of the Company and the Shareholders, enforceable against them in accordance with their terms, except
(x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (y) for the limitations imposed by general principles of equity.

     3.4  No Breach.   Except as set forth on Schedule 3.4, the
execution and delivery of this Agreement by the Shareholders or the Company does not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the Certificate of Incorporation or Bylaws of the Company, or (ii) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any Lien, Share Encumbrance, third-party right of termination, cancellation, material modification or acceleration under any material agreement, understanding or undertaking to which the Shareholders or the Company is a party or by which it is bound or (iii) constitute a material violation of any statute, law, ordinance, rule or regulation. Except as set forth on
Schedule 3.4, neither the Shareholders nor the Company is a party to or bound by any agreement that restricts or purports to restrict the ability of the Company to engage in the Business or the Shareholders to work for the Company.

     3.5 Consents and Approvals. Except as referenced in the second sentence of Section 3.3, or as disclosed in Schedule 3.5, neither the execution nor the delivery of this Agreement by the Shareholders or the Company, nor the consummation by the Company or the Shareholders of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or any other party.

     3.6 Acquisition of Allied Common Stock. The Shareholders have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of their investment in the shares of Allied Common Stock. Shareholders confirm that Buyer has made available to Shareholders the opportunity to ask questions of the officers and management employees of Buyer and to acquire additional information about the business, assets and financial condition of Buyer. Shareholders are acquiring the shares of Allied Common Stock to be received in the transaction for investment only, except that Shareholders have the right from and after the Closing to exercise their rights under the Registration Rights Agreement to register the Allied Common Stock for resale and furthermore the Shareholders shall be entitled to sell their shares of Allied Common Stock in accordance with Rule 144 under the Securities Act, commencing one year after Closing. Shareholders acknowledge and agree that the shares of Allied Common Stock may not be sold or offered for sale, or otherwise disposed of, without registration under the Securities Act, except pursuant to Rule 144 or another exemption from such registration. Notwithstanding the foregoing, Allied acknowledges that the Shareholders may pledge the Allied Common Stock and make family gift transfers of such shares if the pledgee or transferee acknowledges in writing to Allied that the Allied Common Stock will remain in the hands of such pledgees or transferees subject to the same restrictions.

     3.7 Capitalization. The authorized capital stock of the Company consists of 120,000 shares of common stock, which represents all of the issued and outstanding shares of the Company's common stock. All of the outstanding shares of the Company's common stock have been duly and validly issued and are fully paid and non-assessable and, except as set forth on
Schedule 3.2, are owned by the Shareholders free and clear of any Lien or Share Encumbrance. There is outstanding (i) no share of capital stock or other voting security of the Company except as set forth above in this Section 3.7, (ii) no security of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no option or other right to acquire from the Company, and no obligation or commitment of any kind of the Company to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no outstanding obligation or commitment of any kind of the Company to repurchase, redeem or otherwise acquire any of the Company's common stock. There is no voting trust or other agreement or understanding to which the Shareholders or the Company are a party with respect to the voting of capital stock of the Company, except as set forth in Schedule 3.7. The Company does not hold shares of its capital stock in its treasury, except as set forth in the Financial Statements.

     3.8  Financial Statements.  Schedule 3.8 contains the
(i) statements of income, shareholder's equity and cash flow for the years ended December 31, 1995 and 1996, (ii) the Reference Balance Sheet, including notes on the accounting practices and policies used to compile the Reference Balance Sheet, and
(iii) statements of income and cash flow for the four-months ended April 30, 1997, (collectively, the "Financial Statements") each of which, except as otherwise set forth on Schedule 3.8, (a) has been prepared in accordance with GAAP and consistent with the Company's accounting policies applied on a consistent basis throughout the periods covered thereby, (b) presents fairly, in all material respects, the operating results and financial condition of the Company as of the dates indicated or the periods indicated, and (c) is correct and materially complete and is consistent with the financial books and records of the Company in all material respects (which books and records are, in all material respects, correct and complete).

     3.9 Net Worth. Each Shareholder is a natural person with net worth in excess of $1 million.

     3.10 Absence of Certain Changes. From April 30, 1997, the date of the Reference Balance Sheet to the date hereof, there has not been any (i) material adverse change in the financial position, assets, operations or prospects of the Company,
(ii) any damage, destruction or loss to any of the properties or assets of the Company, whether or not covered by insurance, which has materially and adversely affected or impaired or which may materially and adversely affect or impair the ability to conduct the Business consistent with the Company's past practice, or
(iii) other event or condition of any character that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect.

     3.11 Absence of Undisclosed Liabilities. To the Shareholders' knowledge, except as and to the extent reflected, disclosed or reserved against in the Financial Statements (including the notes thereto) or except as set forth on Schedule 3.11, there are no liabilities or obligations of the Company, either accrued, absolute, contingent or otherwise which were required by GAAP (consistently applied) to be disclosed on the Financial Statements.

     3.12 Compliance With Law. Except as set forth on Schedule 3.12, the Company (i) holds all material licenses, franchises, certificates, consents, permits and authorizations necessary for the lawful conduct of its business, (ii) has not violated in any material respect, or is in violation in any material respect of, any such licenses, franchises, certificates, consents, permits or authorizations, and (iii) has not received any notice of any such violation.

     3.13 Environmental Health and Safety. Except as disclosed on Schedule 3.13:

          (a) The business and properties of the Company have been operated in material compliance with all Environmental Requirements existing at the time and are currently operated in material compliance with all present Environmental Requirements.

          (b) There has been no discharge, emission, release, disposal, offsite shipment of or exposure of employees to any Hazardous Material not in compliance with Environmental Requirements existing at the time at, on, under or from any location owned, leased or otherwise used by the Company at any time while owned or leased by the Company.

          (c) The Company has not received notice of any alleged violation of Environmental Requirements or liability for Environmental Damages in connection with the present or past business or properties of the Company, and there exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, claim, proceeding, citation, directive, summons or, to the knowledge of the Company, investigation, pending or threatened, relating thereto.

          (d) The Company has all permits and licenses required under Environmental Requirements in respect of its business and properties, and is in compliance in all material respects with the terms and conditions of such permits and licenses.

          (e) The Company has made available to Allied all reports of environmental surveys, audits, investigations and assessments relating to the properties or business of the Company, of which Shareholders have knowledge. A preliminary list has been delivered to Allied in the form of a supplement to
Schedule 3.13 and a final version of such Schedule will be delivered to Allied on or before the Closing.

          (f) None of the assets of the Company (i) to the knowledge of the Company, is required to be materially upgraded or modified to be in compliance with any existing Environmental Requirements or (ii) includes any Hazardous Material in a quantity exceeding that which is required for the operation of the Business.

          (g) There has been no treatment, storage or disposal of, or arrangement for treatment, storage or disposal of, or transportation of any Hazardous Material by the Company at, or to any property or facility not owned or operated by the Company, in violation of any Environmental Requirement.

     3.14 Employee Benefit Plans.

          (a) Schedule 3.14 contains a correct and complete list of (i) each employee benefit plan, arrangement or policy (whether or not written and whether or not subject to ERISA), including without limitation, any stock option, stock purchase, stock award, retirement, pension, deferred compensation, profit sharing, savings, incentive, bonus, health, dental, hearing, vision, drug, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, workers compensation, unemployment, severance pay, employee loan, educational assistance plan, policy or arrangement, and (ii) any employment, indemnification, consulting or severance agreement, under which any employee or former employee of the Company has any present or future right to benefits or under which the Company has any present or future liability (the "Plans"). The Company has made available to Buyer a current, accurate and complete copy, in all material respects of: (q) each Plan document or a written description of any unwritten plan; (r) any trust agreement or insurance contract related to a Plan; (s) any employee handbook; (t) the most recent summary plan description, if applicable; and (u) if applicable, the two most recent (A) Forms 5500 and attached Schedules; (B) audited financial statements; (C) actuarial valuation reports;
(D) PBGC Forms 1; and Forms 1-ES; and (F) the most recent IRS determination letter.

          (b) No Plan covers employees other than current employees or former employees of the Company. Except as disclosed in Schedule 3.14(b), or as required by law, the Company has not communicated to present or former employees of the Company, or adopted or authorized any change in the terms of an existing plan or the adoption of any new plan.

          (c)  (i) Each Plan has been established and
administered, in all material respects, in accordance with its terms and the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each employee benefit plan that is a "group health plan" subject to the continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA ("COBRA") that is maintained by the Company has been operated and administered in substantial compliance with such requirements; (iii) each Plan intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its tax-qualified status and nothing has occurred since the date of such favorable determination letter which would adversely affect the qualified status of such plan; (iv) all contributions and premiums required to have been paid under or with respect to any Plan have been timely paid; (v) Schedule 3.14 identifies each Plan which provides life or health benefits to retired or other terminated employees of the Company other than continuation coverage required by COBRA or other applicable law, and the Company has the ability to amend or terminate any such plan; (vi) with respect to any Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or overtly threatened, and no facts or circumstances exist which could be reasonably expected to give rise to any such actions, suits or claims; (vii) no Plan is currently under governmental investigation or audit and to the Company's knowledge, no such investigation or audit is contemplated or under consideration; and (viii) to the Company's knowledge, no event has occurred and no condition exists that could be reasonably expected to subject the Company or any Plan to any material tax, fine, penalty or other liability arising under, or with respect to, any Plan or any employee benefit plan of any Person that is or was a member of a controlled group with, under common control with, or otherwise required to be aggregated with, the Company as set forth in Section 414(b) or (c) of the Code.

          (d) The Company does not maintain and has not in the last five years maintained any Plan or any other employee benefit plan which is subject to Title IV of ERISA.

          (e) No Plan is a "multiemployer plan" within the meaning of Section 3(37)(A) of ERISA, and the Company has no outstanding liability with respect to any such plan (contingent or otherwise).

          (f) The Company has not engaged in a transaction which has or could reasonably be expected to result in liability to the Company under Section 4069 or 4212(c) of ERISA.

          (g) Except as set forth in Schedule 3.14 or as specifically contemplated by this Agreement, no Plan exists which would result in the payment to any employee of any money or other property or rights or accelerate or provide any other rights or benefits to any employee of the Company solely as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

     3.15 Labor and Employment Matters.  Except as set forth in
Schedule 3.15, there is no collective bargaining agreement or other labor agreement to which the Company is a party or by which the Company is bound. The Company has complied in all material respects with all applicable laws relating to the employment of the employees of the Company, including without limitation, those related to wages, hours, collective bargaining and the payment and withholding of taxes and have withheld and paid, or are holding for payment not yet due, all amounts required to be withheld from the employees of the Company and are not liable for any material arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth on Schedule 3.15, there is no pending claim, arbitration, investigation or similar proceeding against, the Company pursuant to any statute, law, ordinance, rule or regulation relating to employment, labor, affirmative action, anti-discrimination or civil rights (including provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes).

     3.16 Tax Matters.   The Company is now, and will remain, an
"S" corporation as defined in Section 1361(a) of the Code until the consummation of the Merger, and has been an "S" corporation since March 1, 1987. All tax returns and reports required to be filed by the Company (or any other corporation merged into or consolidated with the Company) on or before the Closing Date with respect to all foreign, Federal, state, county and local income, ad valorem, excise, sales, use, withholding, unemployment, social security, value-added and other taxes ("Tax or Taxes") have been duly and properly prepared, computed and timely filed by the Company (or any other corporation merged into or consolidated with the Company), taking into account all extensions granted or filed with respect to such due dates, and all Taxes shown to be due on such returns and reports by the Company (or any other corporation merged into or consolidated with the Company) have been timely paid, or are being contested in good faith. Schedule
3.16 lists all of the unpaid assessments for Taxes which the Company (or any other corporation merged into or consolidated with the Company) is presently contesting, together with penalty, interest and deficiency assessments ("Contested Tax Assessments"). The Shareholders represent that Allied shall have no liability for the Contested Tax Assessments, except to the extent reflected on the Closing Statement consistent with Section 2.7(a). Except for the taxes listed on Schedule 3.16, all Taxes not yet due and payable by the Company with respect to periods ending on or before April 30, 1997 have been properly accrued on the books of account of the Company in accordance with GAAP and all unpaid Taxes not yet due and payable by the Company with respect to periods ending on or before the Closing Date will be properly accrued on the Closing Statement in accordance with GAAP. There are no known or proposed penalty, interest or deficiency assessments in respect to Federal income Tax returns or other Tax returns filed by the Company, except as set forth on
Schedule 3.16. The Company will file all presently unfiled Tax returns and reports (including amended returns or reports) for periods through the Effective Time using accounting methods and practices consistent with past methods and practices.

     3.17 Intellectual Property. Schedule 3.17 sets forth a true and complete list of all patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefor (collectively, "Intellectual Property") owned, used, held for use or filed by the Company, and all agreements related thereto, in each case as are material to the operation of the Business. Except as disclosed on Schedule 3.17, the Company solely owns the Intellectual Property and, to the knowledge of the Company, all trade secrets, technology and know-how related to the Products or used or held for use in the Business (collectively, "Know-How"), and, to the knowledge of the Company, there are no claims pending or threatened against the Company by any person with respect to the ownership, validity, enforceability or use of any Intellectual Property or Know-How. Except as set forth in Schedule 3.17, to the knowledge of the Company, the Company has the right to use any such Intellectual Property and Know-How without payment to a third party. Except as disclosed on Schedule 3.17 , neither the Company nor the Shareholders has licensed or otherwise granted to any third party the right to use or exploit any of the Intellectual Property or Know-How, or otherwise transferred or assigned any Intellectual Property or Know-How to any third party. Except as set forth on
Schedule 3.17, neither the Company nor the Shareholders has any knowledge that the conduct by the Company of its Business infringes in any material respect on any valid intellectual property rights of any other person or that there are any claims pending or threatened with respect to any such infringement.

     3.18 Material Agreements.

          (a) Attached as Schedule 3.18 are true, correct and complete copies of all Material Agreements of the Company.

          (b) Each Material Agreement is valid and enforceable in accordance with its terms, and there is no material default under any Material Agreement by the Company or, to Shareholders' knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder.

     3.19 Assets. The Company has title to, or leases or licenses to use, all property material to the conduct of the Business, as it is now conducted. The Company has good and marketable title to all personal property and real property reflected on the Reference Balance Sheet or acquired by it after April 30, 1997, except for personal property disposed by it in the ordinary course of business, free and clear of all Liens, except Liens which are being contested in good faith, Liens set forth in the Financial Statements or which secure Bank Indebtedness, or which are listed on Schedule 3.19, mechanics', workmen's, repairmen's, warehousemen's and carriers Liens arising in the ordinary course of business, Liens that would be disclosed by an accurate survey of the Company's real property, Liens for easements or rights of way granted by the Company in connection with the construction of any capital improvements after the date hereof, and, with respect to personal property, immaterial liens created by statute. All real property used by the Company is either owned by it or leased under the terms contained in the Material Agreements.

     3.20 Insurance. Schedule 3.20 contains a complete and correct list of all material insurance policies maintained by the Company. The Company has delivered to Buyer complete copies of all such policies together with all material riders and amendments thereto. Such policies as of the date hereof are, to the knowledge of the Company, in full force and effect. The Company has complied in all material respects with the terms and provisions of such policies. Schedule 3.20 sets out all claims made by the Company under any policy of insurance during the last three (3) years with respect to the Business.

     3.21 Litigation and Product Terms.

          (a) Except as set forth in Schedule 3.21, there is no existing (or, to the knowledge of the Company, threatened) litigation, arbitration, or other proceedings against the Company or written claims which are material to the business, nor to the knowledge of the Company is there any judgment, decree, injunction, ruling or order of any court, governmental authority, arbitrator or any other person which binds the Company.

          (b) Schedule 3.21 includes copies of (i) the standard terms and conditions for sale of the Products, which standard terms and conditions are those generally used as of the date hereof by the Company wherever possible and (ii) any material non-standard terms and conditions applicable to particular customers (and lists such customers). Except for claims made in connection with returned Products or listed on Schedule 3.21, the Company has no knowledge of any existing or threatened breach of any express or implied warranty in connection with any Product sold by the Company .

     3.22 Inventory. The Reference Balance Sheet reflects the Company's present cost basis (on an unaudited basis and without a physical inventory) for all of the inventory of the Company used or held for use in the operation of the Business as of April 30, 1997. Since the date of the Reference Balance Sheet, the inventory has been maintained, and orders for inventory items have been made, in the ordinary course of business. Except as set forth on Schedule 3.22, the Company has not delivered any inventory to any customer on consignment and no supplier has delivered to it any inventory on consignment.

     3.23 Customers. Schedule 3.23 contains a current and complete list of the names and addresses of all customers of the Business since July 1, 1996. Except as set forth on Schedule 3.23, neither the Company or the Shareholders have any knowledge that any significant customer of the Company has ceased, or will cease to use the Products of the Business, or has materially reduced or will substantially reduce, the use of Products, of the Business.

     3.24 Suppliers. Schedule 3.24 sets forth the name and address of all suppliers to the Company who are material to the operation of the Business. For these purposes, a supplier is material if it is, to the knowledge of the Company, a sole source of the material supplied or a source that could not be replaced except upon materially adverse terms and conditions.

     3.25. Brokers and Finders. Neither the Shareholders nor the Company have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein.

     3.26. No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3, the Company and the Shareholders (the "Sellers") make no representation or warranty, express or implied, written or oral, and Sellers hereby disclaim any such representation or warranty (including without limitation any warranty of merchantability or of fitness for a particular purpose), whether by Sellers or the Company or any of their officers, directors, employees, agents or representatives or any other Person, with respect to the Company or the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Buyer, any Affiliate of Buyer or any of their officers, directors, employees, agents or representatives or any other Person of any documentation or other information by Shareholders or the Company or any of their Affiliates, officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Shareholders or the Company makes any representation or warranty to Allied with respect to: (a) any projections, estimates or budgets heretofore delivered to or made available to Buyer of future revenues or expenses or expenditures, or future results of operations; or (b) any other information or documents made available to Purchaser or its counsel, accountants or advisors with respect to the Company, except as expressly covered by a representation and warranty contained in this Article III.

                           ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF BUYER

     Allied represents and warrants to the Shareholders as follows:

     4.1 Organization and Authority. Allied is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Allied has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Except for filings under the HSR Act, all necessary corporate action required to have been taken by or on behalf of Allied to authorize (i) the approval, execution and delivery on behalf of it of this Agreement and (ii) the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby has been taken. Upon execution and delivery by Allied, the Agreement shall constitute the valid and binding agreement of Allied, enforceable against it in accordance with its terms, except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (y) for the limitations imposed by general principles of equity.

     4.2 Allied Common Stock. The shares of Allied Common Stock to be issued to the Shareholders pursuant to the terms of this Agreement, upon their issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     4.3 No Breach. The execution and delivery of this Agreement by Allied does not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with Allied's Certificate of Incorporation or Bylaws or
(ii) constitute a violation of any statute, law, ordinance, rule or regulation.

     4.4 Consents and Approvals. Neither the execution and delivery of this Agreement by Allied, nor the consummation of the transactions contemplated hereby, will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or any other party, except (i) filings required under the Securities Act, (ii) filings required under the Exchange Act, (iii) filings required under state securities or "blue sky" laws and (iv) filings required under the HSR Act.

     4.5 SEC Reports; Financial Statements. Allied has filed all required forms, reports and documents with the SEC since December 31, 1996, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. Allied has heretofore delivered to Shareholders, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for the fiscal year ended December 31, 1996, (ii) all definitive proxy statements relating to Allied's meetings of Shareholders (whether annual or special) held since December 31, 1996 and (iii) all other reports or registration statements filed by Allied with the SEC since December 31, 1996. No such reports or registration statements filed by Allied with the SEC since December 31, 1996, when filed, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein not misleading.

     4.6 Brokers and Finders. Allied has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein.

     4.7 No Reliance. Buyer has conducted its own investigation and examination of the Company and its assets, liabilities (actual, accrued and contingent), condition (financial and otherwise), businesses, operations, affairs and prospects based primarily upon its own knowledge and experience and upon information and data provided by the Shareholders and management of the Company and the Buyer has such knowledge and experience, and has consulted with such legal, financial and other professional advisers to review such information and data, in order to enable Buyer, based upon such information and data and upon Buyer's own knowledge and experience and such professional advice, as has been necessary to evaluate the merits and risks associated with the Merger and the purchase of the Shares thereby and the completion of the transactions contemplated hereby.

                            ARTICLE V
                        CERTAIN COVENANTS

     5.1 Conduct of Business of the Company. Except as set forth in Schedule 5.1, or otherwise expressly permitted by this Agreement, during the period from the date hereof to the Closing, the Company shall not, and the Shareholders shall cause the Company not to, without the prior written consent of Buyer:
          (a)  amend its certificate of incorporation or bylaws;

          (b) sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or amend any of the terms of any securities or agreements to issue securities outstanding on the date hereof;

          (c) split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except as permitted by Section 5.13(a) hereof, or redeem or otherwise acquire any of its securities;

          (d) (i) create, incur or assume any indebtedness not currently outstanding, except as permitted by Section 5.13 hereof, other than trade payables and indebtedness to shareholders that will be repaid at or before the Closing, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, or (iii) make any loans, advances or capital contributions to, or investments in, any Person;

          (e) acquire any assets except in the ordinary course of business or pursuant to capital expenditures planned on the date hereof or sell, lease or dispose of any assets, other than in the ordinary and usual course of business consistent with past practice;

          (f) subject any of its properties or assets, tangible or intangible, to any Lien, except in connection with Bank
Financing under Section 5.13 hereof or as permitted under Section
3.19 hereof;

          (g) enter into any license with any third party for any Intellectual Property or cease to reasonably safeguard any Know-How;

          (h) enter into any contract or other commitment for the expenditure of more than $10,000, except expenditures in the ordinary course of business in accordance with past practice or expenditures consistent with the planned capital expenditures of the Company existing on the date hereof and disclosed to the Buyer;

          (i) fail to continue to meet its obligations in all material respects under all contracts to which it is a party or fail to pay its obligations as they mature in the ordinary course of business;

          (j)  fail to exercise good faith, reasonable efforts to
(i) maintain in all material respects, the Business intact, (ii) retain the present employees, or (iii) preserve in all material respects, the good relations of its suppliers, customers and others with whom it has business relations;

          (k) fail to maintain its assets in good working order and repair in all material respects;

          (l) consistent with past practice, fail to account for, make appropriate filings with respect to, and pay all Taxes, assessments and other governmental charges, as they become due, except for Taxes, or assessments and other governmental charges being contested in good faith;

          (m) except as otherwise set forth in this Agreement and except for increases in the ordinary course or those required under any existing or new collective bargaining agreement, increase the amount of compensation or benefits payable or available or to become payable or available to any employee of the Company and refrain from making or declaring any bonus payment to any such employee;

          (n) except as required by any existing labor agreements or the expiration of such agreements, enter into any labor agreement or into negotiations regarding any labor agreement with any union; or

          (o) incur any expenditures or expense in connection with the execution, delivery or closing of this Agreement, nor pay any such expenditures or expense, such as legal and accounting fees for the transactions, or other matters indemnified under Section 6.1(a)(iii)-(vi) such as the payment of Contested Taxes and ISRA compliance costs plus the payment for existing air pollution fines, except for the accounts payable or reserves relating thereto reflected on the Closing Statement as of July 31, 1997 which result in a reduction of Net Working Capital;

     5.2  Updated Schedules.   At the Closing, Shareholders shall
deliver to Allied Schedules showing any changed facts or circumstances from the matters disclosed in each of the Schedules in which the Company or the Shareholders make disclosures pursuant to Article III. For the purpose of determining the satisfaction of the condition in 7.3(a), no supplement to the Shareholders Disclosure Schedule shall cure or correct any representation and warranty which was untrue when made, but shall enable the disclosure of subsequent facts of events to maintain the truthfulness of any representation and warranty.

     5.3  Public Announcements.   No party shall disclose the
existence or terms of this Agreement, without the consent of the other parties hereto, except as otherwise required by law. The parties shall cooperate to inform promptly the employees of the Company after the execution of this Agreement.

     5.4 Consents. Except as otherwise set forth in this Agreement, prior to the Closing, the Shareholders shall obtain, or cause the Company to obtain, all waivers, licenses, agreements, permits, consents, approvals or authorizations of third Persons which are material to the operation of the business, or any modifications or amendments to existing Material Agreements with third Persons that are required to be obtained by the Shareholders or the Company as a consequence of the transactions contemplated by this Agreement in a form acceptable to Shareholders.

     5.5 Hart-Scott-Rodino Antitrust Improvements Act. Each of the parties hereto shall each promptly make required filings with the Federal Trade Commission ("FTC") and U.S. Department of Justice ("DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (including, without limitation, responses to requests for additional information). The parties shall not consummate the transactions contemplated by this Agreement unless and until all applicable waiting periods under the HSR Act have expired or are otherwise terminated and shall use good faith efforts to demonstrate that such transactions should not be opposed by the FTC or DOJ.

     5.6  Industrial Site Recovery Act.

          (a) The Company shall have the responsibility, pursuant to the terms of this Section 5.6, for compliance with Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. ("ISRA"), including but not limited to giving the appropriate notice of this Agreement to the New Jersey Department of Environmental Protection ("NJDEP") within five (5) days of the date hereof. In order to facilitate the closing, Company will deliver a copy to Shareholders and the Buyer on or before the Closing Date of a remediation agreement on a standard form between the Company and NJDEP (the "Remediation Agreement"), which shall have as its purpose the evidencing of NJDEP's approval of the transaction(s) contemplated by this Agreement as the same relates to the real property owned, leased or otherwise used by Company (collectively, the "Premises") as required by ISRA. On the Closing Date, the Company agrees to execute the Remediation Agreement and Allied shall be financially responsible for all financial assurances required by NJDEP and Allied agrees to provide the Remediation Agreement and such documents as are necessary to establish the financial assurance within the time frames required by NJDEP.

          (b) Prior to the Closing Date, the Company shall, after prior consultation with and approval by Allied (which approval shall not be unreasonably withheld), conduct such activities as may be necessary or useful, in the time period allotted, to develop an ISRA Preliminary Assessment Report, Site Investigation Report or Remedial Investigation Workplan for each property identified as being subject to the Remediation Agreement. The Company shall conduct all such activities pursuant to the requirements/guidelines set forth in the Technical Requirements For Site Remediation, including the provisions regarding variances, N.J.A.C. 7:26E ("Technical Requirements"). The Company shall promptly provide Allied with copies of all reports, data, correspondence, notices or similar documents generated by or on behalf of the Company in connection with these activities and received or sent by the Company from or to NJDEP or any other governmental agency in connection with these activities. Except for the notice identified in Section 5.6(a) above, no written submissions related to these or any other ISRA related activities shall be made by the Company to NJDEP without Allied's prior review and approval, which approval
shall not be unreasonably withheld.     It shall be deemed
unreasonable to disapprove any plan, report, notice, submission or similar documents for any reason unless the same does not comply with the Technical Requirements and is not consistent with the reasonable practice and experience of environmental consultants and engineers having experience in ISRA compliance.

          (c) After the Closing Date, Allied agrees to implement the terms of the Remediation Agreement with the objective of obtaining a No Further Action Letter issued by NJDEP for each property subject to the Remediation Agreement and the Shareholders shall, only to the extent of the Allied Common Stock held by the Escrow Agent and pursuant to the Escrow Agreement and
Article VI of this Agreement, reimburse Allied for its reasonable out-of-pocket expenses (excluding compensation paid to employees of Buyer) incurred in connection with such implementation of the Remediation Agreement (the "Remediation Costs"). Allied shall conduct all activities required by the Remediation Agreement pursuant to the minimum requirements/guidelines set forth in the Technical Requirements. In the event that clean up of soil and/or groundwater is required for a property subject to the Remediation Agreement, Allied shall use its best efforts to perform such clean up to the least stringent standards proposed, adopted or recommended by NJDEP for the remediation of soils and/or groundwater. Allied acknowledges that in the event contamination to the groundwater is to remain, in lieu of or in addition to remediating such contamination, Allied shall, if required by NJDEP, request that NJDEP reclassify the property subject to the Remediation Agreement as a classification exemption area from and after the Closing.

          (d) Prior to making any submission to NJDEP required by the Remediation Agreement, Allied shall present to Shareholders a reasonably detailed statement identifying the activity proposed and a reasonably detailed cost estimate of same for Shareholders' prior review and approval in accordance with the procedure set forth below in this Section 5.6 (d), which approval shall not be unreasonably withheld; provided, however, that Allied's obligation to so notify and obtain the Shareholders' approval shall continue for only so long as the Escrow exists. In the event the submission and/or cost estimate is not satisfactory to Shareholders, Shareholders shall so notify Allied in writing of its objections to and comments on the same within 30 days of Shareholders' receipt of the submission or estimate. Provided the written objection of Shareholders is (1) timely provided to Allied, (2) reasonably supportable by the Technical Requirements and other cost estimates, (3) consistent with the Requirements of the Remediation Agreement and (4) consistent with reasonable practice and experience of environmental consultants and engineers having expertise in the development and implementation of submissions and cost estimates under ISRA, the submission and/or cost estimate shall be revised as necessary by Allied to incorporate said comments. Upon submission to NJDEP or any governmental agency of any written report, data, correspondence, submissions and/or notices with respect to the ISRA compliance and submission to or receipt from NJDEP or any governmental agency of any written correspondence, notices, reports, etc. related thereto, Allied shall promptly provide Shareholders with copies of same; provided, however, that Allied's obligation to so provide the Shareholders with such information shall continue for only so long as the Escrow exists. Upon the completion of the terms and conditions of the Remediation Agreement and the receipt by Allied of a No Further Action Letter issued by NJDEP for all property subject to the Remediation Agreement, Allied shall provide Shareholders with a copy of such No Further Action Letter.

          (e) Allied shall indemnify Shareholders for any fines, penalties, or out-of-pocket costs related thereto (hereafter "Fines and Penalties") which result from Allied's acts or omissions after the Closing in connection with the requirements set forth in the Remediation Agreement, and the Shareholders shall indemnify Allied for any Fines and Penalties which result from the Company's acts or omissions prior to Closing in connection with the implementation of the activities required of Company under Sections 5.6(a) and (b) above. Neither Allied on the one hand or the Shareholders on the other, shall be responsible for any consequential damages resulting from business interruption in connection with the remediation efforts of the Company and Allied, except that Friedman acknowledges that such remediation efforts may adversely effect his incentive compensation under his retention agreement if sales goals are not met.

          (f) Subject to the provisions of Article VI, the provisions of this Section 5.6 shall survive the Closing.

     5.7 Further Assurances. Each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby or, at and after the Closing, to evidence the consummation of the transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, each of the parties hereto shall take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

     5.8  Provision of Records; Records Retention.

          (a) On the Closing Date, the Shareholders shall, or shall cause the Company to, deliver to Buyer all minute books and stock ownership records of the Company and all original agreements, documents, books, records and files, relating to the business and operations of the Business and the Company.

          (b) After the Closing, upon reasonable advance written notice, Allied and the Shareholders agree to furnish or cause to be furnished to each other during normal business hours, information relating to the Company as is necessary for financial reporting and accounting matters, the preparation and filing of any Tax returns, reports or forms, or for the defense of any Tax claim or assessment.

          (c) Pending the Closing, the Company and Shareholders shall provide Buyer and its representatives with reasonable access to the Company's operations and records, during normal business hours.

          (d) During the period from the date hereof to the Closing, all information provided to Buyer or its representatives by or on behalf of Sellers or the Company, or their representatives (whether pursuant to this Section 5.8 or otherwise) will be governed and protected by the Confidentiality
Agreement.

          (e) On or before the Closing and without cost to the Buyer, Marks shall transfer to the Company by a quit claim deed his half interest in the real property used by the Company and be indemnified by the Company for any claims arising out of or related to such real estate and Friedman shall transfer (by bill of sale without warranty) to the Company the equipment used by the Company and owned by Loumar and shall be indemnified for any claims relating to the equipment.

     5.9  Employee Matters.

          (a) Post-Closing Obligations to Employees. Effective immediately after the Closing Date, Buyer will employ all the Company's employees employed on the Closing Date (the "Employees"), and will continue their compensation and benefits, but as soon as practical after the Closing, will provide them with the benefits as set forth in Schedule 5.9; provided, however, that this Section shall not be construed as guaranteeing employment to any particular employee and provided further that this Section shall not be construed to govern the benefits of union Employees whose benefits and wages shall be governed by the applicable collective bargaining agreement. Buyer shall assume the collective bargaining agreements applicable to the Company's union Employees.

          (b) Pension Benefit Plans With Respect to Non-Union Employees. Effective as soon as practical after the Closing
Date, all non-union Employees shall be eligible to participate in AlliedSignal Employee Retirement Program (previously relating to Allied Salaried Employees) ("Buyer's Retirement Plan") in accordance with the terms of such plan. Service completed by the non-union Employees while employed by the Company shall be recognized for purposes of determining eligibility to participate, eligibility for early retirement benefits and vesting, but not for purposes of benefit accrual, under Buyer's Retirement Plan.
          Effective as soon as practical after the Closing Date, all non-union Employees shall be eligible to participate in the AlliedSignal Savings Plan ("Buyer's Savings Plan") in accordance with the terms of such plan. Service completed by the non-union Employees while employed by the Company shall be recognized for purposes of determining eligibility to participate and vesting of benefits, unless otherwise specified on Schedule 5.9. The
Company maintains the Gomar Manufacturing Co., Inc. Savings Plan and the National Metalizing 401(k) Plan ("Company's Savings Plans "). As soon as practicable after the Closing Date, the Company shall transfer the assets and liabilities attributable to the non-union Employees in the Company's Savings Plans to the Buyer's Savings Plan in cash, provided, however, that any loans shall be transferred in-kind. The Buyer shall furnish the Shareholders with copies of the favorable determination letters with respect to the Buyer's Savings Plans in connection with the transfer.

          (c) Welfare Benefit Plans With Respect to Non-Union Employees. Buyer maintains medical, retiree medical, dental, vacation, severance, life insurance, accidental death and dismemberment, short-term disability and long-term disability benefit plans ("Buyer's Welfare Plans") for its employees, as set forth on Schedule 5.9. As soon as practical after the Closing Date, all of the Company's non-union Employees shall be eligible to participate in Buyer's Welfare Plans in accordance with the terms of such plans and employment with the Company shall be taken into account for purposes of determining eligibility to participate in Buyer's Welfare Plans and for determining benefits under all Buyer's Welfare Plans except retiree medical; provided, however, that the non-union Employees shall participate in the Buyer's Welfare Plans (i) without any waiting periods and without any evidence of insurability; and (ii) Buyer shall count claims arising prior to the Closing Date for purposes of satisfying deductibles, out-of-pocket maximums and other similar limitations.
          Buyer shall assume coverage for any legally-mandated continuation of health care coverage for former employees and/or their covered dependents who had a loss of health coverage due to a qualifying event that occurred prior to the Closing Date, and shall be responsible for coverage for any legally-mandated continuation of health care coverage for Employees and/or their covered dependents who have a loss of health coverage due to a qualifying event that occurs on or after the Closing Date. Buyer shall assume all responsibility for providing Certificates of Coverage to affected Employees on or after the Closing Date in accordance with HIPAA. The Company shall make its records available to the Buyer for this purpose.

          (d) Stay on Bonuses. Buyer shall pay the Employees set forth in Schedule 5.9(d) stay-on bonuses in the amount and form set forth in such schedule, provided the Employee remains with the Buyer for a period of time following the Closing Date, as set forth on Schedule 5.9(d). The payment of such bonuses shall be the responsibility of Buyer and no accrual for such amounts shall be required on the Closing Statement. In addition, after the date hereof the Company shall enter into an Agreement with Howard Friedman in the form of Exhibit F, which the Buyer will assume at Closing and perform thereafter. Payments thereunder, if and when required, shall be in the responsibility of Buyer and no accrual for such amounts shall be required on the Closing Statement.

          (e) Deferred Compensation Arrangement. Buyer acknowledges that the Company has established a Deferred Compensation Plan for the benefit of eligible Employees. Buyer shall assume such plan as of the Closing Date without prejudice to its right to amend or terminate it in accordance with its terms. Prior to the Closing, the Company shall have the right to either terminate the Plan or amend the Plan to provide for full vesting upon Plan termination for any employees who remain with the Company at the time of termination.

          (f) No Rights to Continued Employment. Nothing herein is intended to confer upon any continued employee any rights or remedies of any nature or kind, including, without limitation, any rights of employment with Buyer for a specified period of time.

     5.10 Registration of Buyer's Common Stock. Allied and the Shareholders agree, as of the Closing, to enter into a Registration Rights Agreement in the form of that contained as Exhibit E. At the time the Shareholders receive their Allied Common Stock, the shares will be listed on the New York Stock Exchange.

     5.11 Resignations. On the Closing Date, the Shareholders shall cause to be delivered to Allied duly signed resignations, effective immediately after the Closing, of each of them as directors of the Company and shall take such other action as is necessary to accomplish the foregoing.

     5.12 Risk of Loss. During the period from the date of this Agreement to July 31, 1997, the risk of loss or damage to any of the Company's assets shall be borne by the Shareholders, provided that if at or prior to the Closing, all or any material part of such assets are destroyed or damaged and cannot be repaired or replaced in 60 days or less, then Allied shall have the option, exercisable in writing, to terminate this Agreement and Shareholders shall have no liability for such loss if the Closing occurs.

     5.13 Distributions to Shareholders of Cash and Marketable
Securities; Bank Indebtedness.

          (a) The Company may, prior to the Closing, distribute to the Shareholders cash, cash equivalents including the insurance policy on the life of Paul Marks and/or marketable securities existing in or generated by the Company prior to the Closing Date. The amount of such distributions may not exceed the AAA Account of the Company as of 11:59 p.m. July 31, 1997 (the "Maximum Amount"). To the extent that the Company has available cash, after the payment of such dividends, it shall repay all indebtedness owed to third parties at or before the Closing.

          (b) To the extent that the Company will not have cash available to pay for the construction of capital improvements consisting of buildings, improvements or equipment or make distributions equal to the AAA Account of the Company as of the Closing, the Company after the date hereof may borrow money from a bank and may secure such borrowing with Company assets, upon prior written notice to the Buyer, in an amount sufficient to permit the Company to pay for such capital improvements or to distribute the Maximum Amount to the Shareholders at or before Closing and at the Closing such indebtedness (such indebtedness, together with bank indebtedness shown on the Reference Balance Sheet which remains outstanding as of the Closing Date, is referred to herein as "Bank Indebtedness"). At the Closing Date, the Buyer shall cause any such bank to provide to the Shareholders a written release of any personal pledge of assets and/or the personal guarantee of the Shareholders. No Bank Indebtedness shall have any prepayment penalty unless such penalty is included as a liability on the Closing Statement. Other than Bank Indebtedness, the Company will have no indebtedness for borrowed money as of the Closing Date.

     5.14. Consents; Cooperation. Subject to the terms and conditions hereof, Sellers and Buyer will use their reasonable efforts:

          (a) to obtain prior to the earlier of the date required (if so required) or the Closing Date, all authorizations, consents, orders, permits or approvals of, or notices to, or filings, registrations or qualifications with, any governmental, administrative or judicial authority or any other Person that are required on their respective parts, for the consummation of the transactions contemplated by this Agreement, provided that Sellers and Buyer, as the case may be, will use their reasonable efforts to make or obtain the authorizations, consents, orders, permits, approvals, notices, filings, registrations and qualifications;

          (b) to defend, consistent with applicable principles and requirements of law, any lawsuit or other legal proceeding, whether judicial or administrative, whether brought derivatively or on behalf of third persons (including governmental authorities) challenging this Agreement or the transactions contemplated hereby;

          (c) to furnish to each other such information and assistance as may reasonably be requested in connection with the foregoing; and

          (d) to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     5.15. Additional Agreement. Notwithstanding the provisions of Section 5.14(a) hereof, Buyer will not be obligated to dispose of any portion of its business to eliminate any concern on the part of any court or government authority regarding the legality of the proposed transactions contemplated hereby under applicable antitrust and other laws and regulations regarding competition.

     5.16. Notification of Certain Matters. Between the date hereof and the Closing, the Company and Buyer will give prompt notice in writing to the other of: (i) any information known to the Company or Buyer that indicates that any representation or warranty of the Company or Buyer, as the case may be, contained herein will not be true and correct in any material respect as of the Closing and (ii) the occurrence of any event known to the Company or Buyer which will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in
Section 7 hereof.

     5.17. Actions to Preserve Tax-Free Reorganization Treatment. Before the Effective Time, neither the Buyer nor the Shareholders shall intentionally take or fail to take any action within its control which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code. Subsequent to the Effective Time, neither the Buyer nor the Shareholders shall take any action within their control that would disqualify the Merger as a reorganization under the Code. Nothing contained in this Section shall restrict the ability of the Shareholders to sell or transfer Allied Common Stock unless such sale or transfer would, in the opinion of counsel to the Shareholders, cause the Merger not to qualify as a tax-free reorganization under the Code.

                           ARTICLE VI
                         INDEMNIFICATION

     6.1  Indemnification by Shareholders.

          (a) Obligation to Indemnity. The Shareholders, subject to the limitations set forth in this Section 6.1, shall indemnify Buyer against any and all Losses suffered or incurred by Buyer after the Closing Date, except and to the extent a Loss is recoverable by Buyer under any applicable insurance policies (only to the extent that insurance policies exist at the time of Closing or thereafter and then excluding self-insured retentions, deductibles and reimbursements to such insurance carrier) or reserved against on the Closing Statement, arising from or relating to (i) any breach of any representation or warranty made by the Shareholders or the Company in this Agreement, (ii) any breach of any covenant made by the Shareholders or the Company in this Agreement, (iii) any liability the Buyer may have after the Closing for Contested Tax Assessments listed in Schedule 3.16;
(iv) for Remediation Costs under Section 5.6(b) and (c) and Fines and Penalties under Section 5.6(e); (v) the Losses of Buyer incurred after the Closing in connection with Third Party claims listed on Schedule 6.1; and (vi) Losses of Buyer resulting from Environmental Damage which arises from any real property or properties formerly owned or operated by the Company, or any predecessor of the Company, but no longer owned or operated by the Company at Closing

          (b) Cap. Notwithstanding anything to the contrary in this Agreement, the aggregate liability of Shareholders pursuant to Subsections 6.1(a)(i)-(vi) will not exceed the Escrow Market Value of the Escrowed Initial Shares, and will be paid by withdrawing Allied Common Stock from the Escrow Account and returning it to Allied at the Escrow Market Value; provided, however, that this limitation shall not apply to (i) a breach of the Shareholders' representation and warranty contained in
Section 3.2, for which the aggregate liability of Shareholders shall in no event exceed the consideration received by them, or
(ii) any liability greater than $200,000 which the Buyer may have after the Closing for Contested Tax Assessments listed in
Schedule 3.16.

          (c) Survival. The representations, warranties and covenants of the Company and the Shareholders in this Agreement shall survive the Closing but only to the extent set forth in this Section 6.1 (c). Buyer may make no claim for indemnification pursuant to Subsections 6.1(a)(i)-(vi) unless notice of such claim (describing the basic facts or events which support the claim) has been given to Shareholders within three years from the date of Closing. Notwithstanding anything herein to the contrary, the limitations set forth in this Subsection 6.1
(c) shall not apply to Losses incurred by reason of a breach of a representation and warranty contained in Section 3.2.

          (d)  Basket.  Buyer may make no claim for
indemnification pursuant to Subsection 6.1(a)(i)-(vi) until such claims for which Losses are otherwise covered hereunder by Buyer are in excess of the aggregate of $100,000 (excluding Losses to the extent recoverable by Buyer under any applicable insurance policy and all reserves and accruals related thereto reflected on the Financial Statements or the Closing Statement) and then only for the amount which exceeds $100,000. Notwithstanding anything herein to the contrary, the limitations set forth in this Subsection 6.1 (d) shall not apply to Losses incurred by reason of a breach of a representation and warranty contained in Section 3.2.

          (e) Adjustment of Purchase Price. Any reimbursement by Shareholders in connection with a claim made by Buyer pursuant to Subsections 6.1(a)(i)-(vi) will be deemed an adjustment in the Purchase Price and shall occur solely by the Buyer redeeming the Escrowed Shares in accordance with the provisions of this Agreement and the Escrow Agreement; provided that the limitation set forth in this Subsection 6.1(e) shall not apply to Losses incurred by the Buyer by reason of (i) a breach of the representation and warranty contained in Section 3.2, or (ii) a Loss with respect to Contested Tax Assessments in excess of $200,000.

          (e) No Other Claims. The rights of the Buyer under this Section 6.1 shall be the exclusive remedy of the Buyer with respect to breaches by Shareholders of any representation, warranty or covenant contained in this Agreement. Buyer, on behalf of itself and its Affiliates (and its shareholders, partners, officers, directors and employees), hereby waives and releases each of the Shareholders and their respective Affiliates (and their shareholders, partners, officers, directors and employees) from any statutory or other rights of contribution or indemnity (except as set forth in this Section 6.1) with respect to Shareholders' ownership of the Shares or operation of, or otherwise relating to, the Company.

     6.2  Indemnification by Buyer.

          (a) Obligations to Indemnify. The Buyer, subject to the limitations set forth in this Section 6.2, shall indemnify Shareholders against any and all Losses suffered or incurred by Shareholders, except and to the extent a Loss is recoverable by either of the Shareholders under any applicable insurance policies (excluding any deductibles or self-insured retentions), arising from or relating to (i) any breach of any representation or warranty made by the Buyer in this Agreement or in any certificate, instrument or other document delivered pursuant hereto, (ii) any breach of any covenant made by the Buyer in this Agreement, (iii) the operations of the Company or Allied after the Closing Date, and (iv) the operations of the Company prior to the Closing and for which Shareholders would have been indemnified and advanced expenses by the Company as directors or officers of the Company if such indemnification and advancement of expenses by the Company were mandatory under the provisions of the New Jersey Business Corporation Act; and (v) Fines and Penalties under Section 5.6(e).

          (b) Notwithstanding anything to the contrary in this Agreement, the aggregate liability of Buyer pursuant to Subsection 6.2(a)(i) or (ii) will not exceed $2,000,000; provided, however, that this limitation shall not apply to any Loss suffered by the Shareholders as a result of the breach by Allied of (i) its representations in Section 4.2 or the last sentence of Section 4.5 or (ii) of its covenants contained in
Section 5.10 (or the Registration Rights Agreement) or 5.17 (the limitations contained in this proviso being referred to as the Share Representations and Covenants).

          (c) Survival. The representations, warranties and covenants of the Buyer contained in this Agreement shall survive the Closing. However, Shareholders may make no claim for indemnification pursuant to Subsection 6.2(a)(i) unless notice of such claim describing the basic facts or events giving rise to the claim has been given to Buyer within three years from the date of Closing. Shareholders may make no claim for indemnification pursuant to Subsection 6.2(a)(i) until such claims for which Losses are otherwise covered hereunder by Shareholders are in excess of the aggregate of $100,000 (excluding Losses to the extent recoverable by either of the Shareholders under any applicable insurance policy), and then only for the amount which exceeds $100,000; provided, however that this limitation shall not apply to the Share Representations and Covenants.

          (d)  The rights of the Shareholders under this Section
6.2 shall be the exclusive remedy of the Shareholders with respect to breaches by Buyer of any representation, warranty or covenant contained in this Agreement (excluding the collateral agreements such as Registration Rights Agreement, the Friedman Retention Agreement, and the Marks Consulting Agreement). This limitation shall not preclude any claim by the Shareholders under federal or state securities laws. Subject to the limitations described above and as otherwise expressly stated in this Agreement, Shareholders, on behalf of themselves and their respective Affiliates (and their shareholders, partners, officers, directors and employees), hereby waive and release the Buyer and its Affiliates (and its shareholders, partners, officers, directors and employees) from any statutory or other rights of contribution or indemnity (except as set forth in this Section 6.2) with respect to Buyer's purchase of the Shares, or otherwise relating to the transactions contemplated by this Agreement.
     6.3  Indemnification Procedure.

          (a) Any party seeking indemnification hereunder (the "Indemnitee") shall notify the party liable for such indemnification (the "Indemnitor") in writing of any event, omission or occurrence which the Indemnitee has determined has given or could give rise to Losses which are indemnifiable hereunder (such written notice being hereinafter referred to as a "Notice of Claim"). Any Notice of Claim shall be given promptly after the Indemnitee becomes aware of such event, omission or occurrence. Except with respect to claims governed by the limitations contained in Subsections 6.1(c) and 6.2(c), the failure of any Indemnitee to give notice as provided in this
Section 6.3 shall not relieve the Indemnitor of its obligations hereunder, except to the extent that the Indemnitor is actually prejudiced by such failure to give notice. A Notice of Claim shall specify in reasonable detail the nature and any particulars of the event, omission or occurrence giving rise to a right of indemnification.

          (b) This indemnity is conditioned upon and subject to Indemnitee giving its full cooperation in complying with any applicable foreign, federal, state or local laws, rules or regulations or any discovery or testimony necessary to effectively carry out Indemnitor's obligations hereunder. Such cooperation shall be without charge to the Indemnitor.

     6.4 Claims by Third Parties. If a party to this Agreement seeks indemnity hereunder with respect to a claim by a third party:

          (a) For the purposes of this Section 6.4, "Third Party Claim" means any demand which has been made on, or communicated to Buyer or the Shareholders by or on behalf of any Person other than the Buyer or Shareholders and which, if maintained or enforced, might result in a claim for indemnification in the nature described in Sections 6.1 or 6.2 of this Agreement being made.

          (b) Promptly upon receipt by Indemnitee of notice of any Third Party Claim in respect of which the Indemnitee proposes to demand indemnification from another party to this Agreement, the Indemnitee shall forthwith give notice to that effect to the Indemnitor.

          (c) The Indemnitor shall have the right, exercisable by giving notice to the Indemnitee not later than 30 days after receipt of the notice described in Subsection 6.1(c) or 6.2(c) for claims covered by those Subsections, and otherwise promptly, as described in 6.4(b) hereto, as the case may be, to assume the defense of the Third Party Claim.

          (d) Upon the assumption of the defense by the Indemnitor as aforesaid, the Indemnitor shall, at its expense, diligently proceed with the defense of the Third Party Claim at the Indemnitor's sole expense, including employment of counsel satisfactory to the Indemnitee. In connection therewith, so long as the Indemnitor is defending in good faith any such Third Party Claim, the Indemnitee shall cooperate fully, but at the expense of the Indemnitor, to make available to the Indemnitor all pertinent information and witnesses under Indemnitee's control and to make such assignments and take such other steps as in the opinion of counsel for the Indemnitor are necessary to enable the Indemnitor to conduct such defense, provided always that the Indemnitee shall be entitled to reasonable security from the Indemnitor for any expense, costs or other Liabilities to which it may be or may become exposed by reason of such cooperation. The Indemnitee shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice, and shall have the right, but not the obligation, to assert any and all allowable crossclaims or counterclaims it may have pursuant to this Article.

          (e) With respect to the defense of a Third Party Claim undertaken by an Indemnitor, any compromise or settlement of such Third Party Claim by Indemnitor which would result in a payment obligation of, or injunctive relief against the Indemnitee, shall not be made or effective against Indemnitee without the prior written consent of the Indemnitee.

          (f) Should the Indemnitor fail to give notice to the Indemnitee as provided in clause (c) hereof, or in the event the Indemnitor fails to defend, contest or otherwise protect against any Third Party Claim, the Indemnitee shall have the right, but not the obligation, to defend, contest, or to otherwise protect against the same, provided that the Indemnitee shall keep the Indemnitor reasonably advised as to the current status and progress thereof. The Indemnitee shall have the right, but not the obligation, to make any compromise or settlement of any such Third Party Claim, and, to the extent it is determined that the Indemnitor is liable for the Loss in connection therewith, the Indemnitee shall be entitled to all amounts paid as a result of such Third Party Claim or any compromise of settlement thereof, provided, however, that any such compromise or settlement which would result in a payment obligation of or injunctive relief against Indemnitor shall not be made or effective against Indemnitor without the prior written consent of Indemnitor which shall not be unreasonably withheld.

          (g) From and after delivery of the notice referred to in Section 6.4(c) above, the Indemnitor shall be relieved of the obligations to reimburse the Indemnitee for any other legal, accounting or other out-of-pocket costs and expenses thereafter incurred by the Indemnitee with respect to the defense of such claim, action or proceeding notwithstanding any participation by the Indemnitee therein.

          (h) If the Indemnitee subsequently recovers all or part of the Third Party Claim from any other Person legally obligated to pay the claim, the Indemnitee shall forthwith repay to the Indemnitor the amounts recovered up to an amount not exceeding the payment made by the Indemnitor to the Indemnitee by way of indemnity.

          (i) If Shareholders incur any costs or pays any Losses of Buyer in connection with a Third Party Claim arising under Subsections 6.1(a)(i)-(iii), except to the extent that the Shareholders as Indemnitee under Section 6.4(g) should bear their own costs, the Shareholders shall have an immediate right to have released to them, from the Escrow Account, an amount of money equal to Allied Shares valued at the Escrow Market Value to reimburse them for such costs or for the payment of such Losses. The Shareholders' obligations under Section 6.4 remain limited by Sections 6.1 and 6.3. Buyer's obligations under Section 6.4 remain limited by Sections 6.2 and 6.3.

     6.5 Procedures With Respect to Indemnified Losses of Shareholders. With respect to any claims existing on the date hereof or which result in Third Party Claims prior to Closing for which the Shareholders are required to indemnify Buyer pursuant to Section 6.1 hereof, Allied after the Closing shall cooperate with the Shareholders in defending any such claim and promptly advise Shareholders of developments or Shareholders shall continue to control such claims as the Buyer and Friedman may agree; provided however, with respect to Contested Taxes the Shareholders shall control the matter and with respect to the litigation listed on Schedule 6.1 or any other litigation arising before Closing if Allied determines to control such matters by appointing new counsel different than Company's prior counsel, the costs of such new counsel shall not be a Loss or expense for which Shareholders are obligated to indemnify Buyer hereunder. Provided, however, Allied based on a change in circumstances and after consultation with the Shareholders may appoint new counsel if Allied agrees in writing to absorb all of the expenses incurred by new counsel in learning the facts and the law involved in the case and any other costs of the change in counsel without seeking indemnification for such expenses from the Shareholders.

                           ARTICLE VII
                      CONDITIONS TO CLOSING

     7.1 Conditions to the Obligations of the Company, the Shareholders and Allied. The respective obligations of the Company and the Shareholders on the one hand, and Allied, on the other hand, to consummate the Merger are subject to the requirements that:

          (a) At the Closing, the Shareholders will deliver to Allied certificates evidencing the Company Common Stock duly endorsed to Buyer (or with separate stock powers) and Allied will deliver (i) to Shareholders a certificate evidencing the number of shares of Allied Common Stock to be transferred to Shareholders in accordance with Article II, and (ii) to the Escrow Agent, certificates evidencing the number of shares of Allied Common Stock to be transferred to the Escrow Agent pursuant to Sections 2.6.

          (b) The Escrow Agreement shall have been executed and delivered by the parties thereto in substantially the form thereof attached to this Agreement as Exhibit A.

          (c) Any applicable waiting period under the HSR Act and the rules and regulations promulgated thereunder will have expired or been terminated.

          (d) The NJDEP shall have issued an approval pursuant to ISRA that will authorize the transactions contemplated by this Agreement to be consummated and Allied and the Shareholders shall have agreed in writing that Allied shall be responsible for all costs and expenses associated with the implementation of the approval after the Closing and shall fund such cost and expense by transferring back to itself from the Shareholders the Allied Common Stock held by the Escrow Agent, in accordance with the terms of Section 5.6 hereof and Article VI.

          (e) An employment agreement in substantially the form set forth in Exhibit B shall have been executed and delivered by Friedman and Allied on or before the Closing Date.

          (f) The Registration Rights Agreement in substantially the form set forth in Exhibit E shall have been executed and delivered by Allied and the Shareholders.

          (g) The Shareholders and Allied shall have mutually agreed in writing on the items required by the first sentence of paragraph 2.7(a).

          (h) No order, stay, judgment or decree will have been issued by any court and be in effect restraining or prohibiting the consummation of the transactions contemplated hereby.

          (i) The unresolved fines imposed by the NJDEP with respect to the four AONCAPA'S issued to the Company for violations of carbon monoxide limits in the Cranbury facilities air pollution permits which in the aggregate exceed $100,000 have been resolved.

     7.2 Conditions to the Obligations of the Shareholders. The obligations of the Company and the Shareholders to effect the Merger are subject to the satisfaction or waiver, on or prior to the Closing, of the following conditions:

          (a) The representations and warranties of Allied contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct, in all respects, on and as of the Closing with the same effect as if made on and as of the Closing and at the Closing Allied shall have delivered to the Shareholders a certificate to that effect;

          (b) Each of the covenants and obligations of Allied to be performed on or before the Closing pursuant to the terms of this Agreement shall have been duly performed on or before the Closing and at the Closing Allied shall have delivered to the Shareholders a certificate to that effect;

          (c) Shareholders shall have received an opinion of Gail E. Lehman, Assistant General Counsel, and counsel for Allied, and/or Victor Patick, Associate General Counsel and counsel for Allied, dated as of the Closing, in form and substance reasonably satisfactory to Shareholders and its counsel, covering the matters set forth in Exhibit D;

          (d) Allied will have furnished the Shareholders and the Company with such certificates of its officers and others as the Company or the Shareholders may reasonably request to evidence satisfaction of the conditions set forth in this Section
7.2 and elsewhere in this Agreement.

     7.3  Conditions to Obligations of Allied.  The obligation of
Allied to effect the Merger is subject to the satisfaction or waiver, on or prior to the Closing, of the following conditions:

          (a) Since the date of this Agreement, there have not been any changes in the financial position, assets or operations of the Company which would constitute a Material Adverse Effect;

          (b) The representations and warranties of the Shareholders contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct, in all respects, on and as of the Closing with the same effect as if made on and as of the Closing and at the Closing the Company and the Shareholders shall have delivered to Allied a certificate to that effect;

          (c) Each of the covenants and obligations of the Company and the Shareholders to be performed on or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all respects on or before the Closing and at the Closing the Shareholders shall have delivered to Allied a certificate to that effect;

          (d) Allied shall have received an opinion of Pitney, Hardin, Kipp & Szuch, counsel for the Shareholders, dated as of the Closing, in form and substance reasonably satisfactory to Allied and its counsel, covering the matters set forth in Exhibit C;

          (e) Shareholders and the Company will have furnished Allied with such certificates of its officers and others as Allied may reasonably request to evidence satisfaction of the conditions set forth in this Section 7.2 and elsewhere in this Agreement.

                          ARTICLE VIII
                           TERMINATION

     8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
          (a) by mutual written consent of the Shareholders and Allied;

          (b) by either Allied or the Shareholders, if Closing has not occurred by September 31, 1997;

          (c) by Buyer, on or after September 30, 1997, if any condition contained in Section 7.1 or 7.5 (other than those contained in Section 7.3 requiring a Closing Delivery), has not been satisfied or waived; by the Shareholders, on or after September 30, 1997, if any condition contained in Sections 7.1 or
7.2 (other than those contained in Section 7.2 requiring a Closing Delivery), has not been satisfied or waived;

          (d) by Buyer or the Shareholders, if any court of competent jurisdiction or other governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action has become final and non-appealable;

          (e)  by Buyer, if any condition continued in Sections
7.1 and 7.3 shall become incapable of fulfillment (other than through the death or permanent disability of either Shareholder);

          (f) by the Shareholders, if any condition contained in Sections 7.1 and 7.2 shall become incapable of fulfillment; or

          (g) by Allied if it shall have received from a qualified third party a good faith reasonable estimate and opinion that the out-of-pocket costs it will incur in connection with the Remediation Agreement and other Environmental Damage related to the Company is more likely than not to exceed
$2,000,000.

          If Buyer or Shareholders terminate this Agreement pursuant to the provisions hereof, such termination will be effected by written notice to the other party specifying the provision thereof pursuant to which such termination is made.

     8.2.  Effect of Termination.

          (a)  Upon termination of this Agreement pursuant to
Section 8.1 hereof, except as provided in clauses (b) or (c) below:

               (i) this Agreement will forthwith become null and void;

               (ii) such termination will be the sole remedy with respect to any breach of any representation or warranty contained in or made pursuant to this Agreement; and

               (iii)     no party hereto or any of their
     respective officers, directors, employees, agents, consultants, stockholders or principals will have any liability or obligation hereunder or with respect hereto.

          (b)  The provisions of clause (a) above
notwithstanding, no party will be relieved of liability for any known breach (for this purpose knowledge shall be tested as of the date hereof only) of any representation or warranty contained herein or any breach of any covenant or agreement contained herein or for any termination not made in good faith.

                           ARTICLE IX
                          MISCELLANEOUS

     9.1 Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties with respect to the transactions contemplated hereby and supersedes all prior written agreements, arrangements or understandings with respect thereto except for certain letters executed on the date hereof.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy (with an additional copy by mail), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

          If to Buyer:

          AlliedSignal Inc.
          101 Columbia Turnpike
          Morristown, New Jersey  07962
          Telecopy:  201-455-6840
          Attention: General Counsel
                    Engineered Materials

          If to Shareholders:

          Louis Friedman
          35 Templar Drive
          Watchung, New Jersey 07060

          Paul Marks
          175 Forest Hill Road
          West Orange, New Jersey 07052

          With Two Additional Copies to:

          Pitney, Hardin, Kipp & Szuch
          Mail to:
          P.O. Box 1945
          Morristown, New Jersey  07962-1945
          Delivery to:
          200 Campus Drive
          Florham Park, New Jersey  07932-0950
          Telecopy:  201-966-1550
          Attention:  Ronald H. Janis, Esq.


or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy shall be deemed effective on the first business day after such notice or communication was received. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

     9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     9.4  Disputes.   Except as relates to Section 2.7, any
dispute, controversy or claim arising out of or relating to this Agreement or a breach of this Agreement, shall be finally resolved by arbitration. Either party may initiate the arbitration process by giving written notice to the other party. Such notice shall contain a statement setting forth the nature of the dispute, the amount involved, if any, and the remedy sought, which may include, without limitation, specific performance or other equitable relief. The arbitration shall be conducted in New Jersey in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules") by a single arbitrator mutually agreed upon by the parties, or in the absence of any such agreement, by an arbiter selected from a panel provided by the office of the American Arbitration Association located in New Jersey, in accordance with the Rules. In the event of any conflict between the Rules and this Section, the provisions of this section shall govern. The arbitration hearing shall be held as promptly as is practicable. The arbitral award shall be in writing and shall be final and binding upon the parties, and neither party shall appeal the award to any court, except that judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall pay its own costs and attorney's fees and one-half the fee of the arbitrator.

     9.5 Descriptive Headings. The descriptive headings herein or in any Exhibit or Schedule hereto are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     9.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     9.8 Expenses. Except as otherwise provided herein whether or not the transactions contemplated herein are consummated, each of the parties to this Agreement shall bear all costs and expenses incurred by it in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby.

     9.9 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. This
Agreement may not be assigned by any party hereto.

     9.10 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by Allied and the Shareholders or, if it affects only Friedman, then by Allied and Friedman.

     9.11 Extension; Waiver. Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto by any other party, or (iii) waive compliance with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on the day and year first above written.

                              GOMAR MANUFACTURING CO., INC.

                              By: /s/ Louis Friedman
                              -----------------------------
                              Louis Friedman, President

                              ALLIEDSIGNAL INC.

                              By: /s/ M. Dekkers
                              -----------------------------

                              PAUL MARKS, SHAREHOLDER

                              /s/  Paul Marks
                              -----------------------------

                              LOUIS FRIEDMAN, SHAREHOLDER

                              /s/ Louis Friedman
                              -----------------------------

[Registrant hereby agrees to supplementally provide the Securities and Exchange Commission with copies of any schedules or exhibits omitted from this Agreement upon request.]